Exhibit 99.6

Contact:

Alexandra Corriveau

Sommerfield Communications

(212) 255-8386

alexandra@sommerfield.com

KOREAN SHIPBUILDER INVESTS IN U.S. COMPANY AND WILL DESIGN AND BUILD OCEAN-GOING VESSELS TO TRANSPORT ETHANOL AND OTHER FUELS TO AND FROM THE U.S.

NOK-BONG Ship Building Co., Ltd. Uses its Stock to Purchase $30 Million of Shares of St. Lawrence Energy Corp (OTC: SLAW); St. Lawrence Now

 Has 33% Stake in NOK-BONG

NEW YORK CITY - January 8, 2008  - Korean ship builder NOK-BONG Ship Building Co., Ltd.  (NBS) has purchased 20,000,000 unissued shares of common stock in St. Lawrence Energy Corp. (OTC: SLAW), a Delaware corporation, at a price per share of $1.50, for $30 million.

Concurrently St. Lawrence Energy is making an investment in purchasing 400,000 shares of NOK-BONG common stock for $30 million.  As a result, St. Lawrence now owns approximately 33% of Nok-Bong.

With the transaction, St. Lawrence Energy enters the energy sector, including renewable energy and transportation.

St. Lawrence Energy's initial business will involve the ownership of six new ships designed and constructed by Nok-Bong to transport ethanol and other fuels between U.S. ports and worldwide markets in an effective, cost-efficient way.  Because of the investment in Nok-Bong, St. Lawrence Energy will be able to obtain the ships from Nok-Bong sooner than otherwise possible, a significant advantage, given the multi-year backlog now existing in shipyards around the world.

Said Robert Mitchell, CEO of St. Lawrence Energy, "This transaction is an exciting and important event. It launches us into a business that fills a great need - serving and advancing the renewable energy sector."

He added, "We believe our initial shipping business can help solve the problem of transporting ethanol and other fuels inexpensively, safely and effectively.  These vessels are designed to leverage the relative cost-effectiveness of shipping, and also prevent the corrosion and evaporation that make ethanol transit in traditional vessels difficult and sometimes impossible."

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For more information, please contact Alexandra Corriveau at Sommerfield Communications, Inc. at 212-255-8386 or alexandra@sommerfield.com

About NOK-BONG Ship Building

NOK-BONG Ship Building Co., LTD was founded in 1997 and is organized under the laws of the Republic of Korea.  It builds small- and medium-sized vessels that weight up to 10,000 tons.

About St. Lawrence Energy Corp.

St. Lawrence Energy Corp. (OTC: SLAW) is a Delaware company focused on the energy sector, including renewable energy and chemical transportation.